                                                                    EXHIBIT 99.3


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors, Stockholders and Members of the Butterfield & Butterfield Group of Companies

     In our opinion, the accompanying combined balance sheet and the related combined statements of income, of group equity and of cash flows present fairly, in all material respects, the combined financial position of the Butterfield & Butterfield Group of Companies at December 31, 1997 and 1998, and the results of their combined operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

San Jose, California
July 23, 1999

                           BUTTERFIELD & BUTTERFIELD
                              GROUP OF COMPANIES

                            COMBINED BALANCE SHEET
                     (in thousands, except share amounts)

                                                                                            December 31,
                                                                                        ---------------------    March 31,
                                                                                          1997        1998         1999
                                                                                        ---------   ---------   -----------
                                                                                                                (unaudited)
                                        ASSETS
Current assets:
 Cash and cash equivalents...........................................................    $ 7,748     $ 4,952       $   862
 Accounts receivable and advances, net...............................................      6,401       6,036         6,011
 Inventories.........................................................................      1,851       1,139           327
 Other current assets................................................................      1,064       1,114           883
                                                                                         -------     -------       -------
  Total current assets...............................................................     17,064      13,241         8,083
Property and equipment, net..........................................................     29,436      31,966        32,297
Asset held for sale..................................................................      1,360       1,160         1,060
Intangible assets, net...............................................................        630       2,345         2,330
Note receivable......................................................................      2,806       1,946         1,919
Investment in partnerships...........................................................         --         926           928
Other assets.........................................................................        137          42            42
                                                                                         -------     -------       -------
                                                                                         $51,433     $51,626       $46,659
                                                                                         =======     =======       =======
                             LIABILITIES AND GROUP EQUITY
Current liabilities:
 Accounts payable....................................................................    $   493     $ 1,380       $ 1,532
 Accrued expenses....................................................................        586         131           144
 Accrued compensation and benefits...................................................      1,497       1,221           875
 Notes payable, current..............................................................      6,282       3,790         3,396
 Payable to consignors...............................................................     11,571       6,390         4,315
                                                                                         -------     -------       -------
  Total current liabilities..........................................................     20,429      12,912        10,262
Accrued investment loss..............................................................      3,099          --            --
Minority interests in deficit of combined companies..................................       (944)       (180)         (102)
Accrued environmental and seismic costs..............................................      5,700       5,900         5,900
Notes payable, long-term.............................................................     15,668      18,111        17,888
                                                                                         -------     -------       -------
                                                                                          43,952      36,743        33,948
                                                                                         -------     -------       -------
Commitments and contingencies (Notes 7)
Group equity:
 Common stock -- par value $.001, 15,000,000 shares authorized,
  4,752,364 shares issued and outstanding............................................          4           4             4
 Members' equity.....................................................................     10,297      15,620        15,620
 Additional paid-in capital..........................................................      1,064       1,364         1,364
 Accumulated deficit.................................................................     (3,884)     (2,105)       (4,277)
                                                                                         -------     -------       -------
  Total group equity.................................................................      7,481      14,883        12,711
                                                                                         -------     -------       -------
                                                                                         $51,433     $51,626       $46,659
                                                                                         =======     =======       =======

    The accompanying notes are an integral part of these combined financial statements.

                           BUTTERFIELD & BUTTERFIELD
                              GROUP OF COMPANIES

                      COMBINED STATEMENT OF OPERATIONS
                               (in thousands)

                                                                       Year Ended                 Three Months Ended
                                                                      December 31,                    March 31,
                                                            ---------------------------------   ----------------------
                                                              1996        1997        1998         1998         1999
                                                            ---------   ---------   ---------   -----------   --------
                                                                                                       (unaudited)
Net revenues:
 Auction fees and services...............................    $20,027     $23,806     $24,026        $4,397     $5,183
 Real estate rentals.....................................      3,892       4,300       4,486         1,155      1,057
                                                             -------     -------     -------        ------     ------
  Net revenues...........................................     23,919      28,106      28,512         5,552      6,240
                                                             -------     -------     -------        ------     ------
Cost of net revenues:
 Auction fees and services...............................      3,832       4,325       5,002           799      1,769
 Real estate rentals.....................................      1,622       1,773       2,146           681        478
                                                             -------     -------     -------        ------     ------
  Cost of net revenues...................................      5,454       6,098       7,148         1,480      2,247
                                                             -------     -------     -------        ------     ------
  Gross profit...........................................     18,465      22,008      21,364         4,072      3,993
                                                             -------     -------     -------        ------     ------
Operating expenses:
 Sales and marketing.....................................     10,016      10,817      12,523         2,403      3,161
 General and administrative..............................      2,683       2,760       2,222           463      1,303
                                                             -------     -------     -------        ------     ------
  Total operating expenses...............................     12,699      13,577      14,745         2,866      4,464
                                                             -------     -------     -------        ------     ------
Income (loss) from operations............................      5,766       8,431       6,619         1,206       (471)
                                                             -------     -------     -------        ------     ------
Other income (expense):
 Interest and other income, net..........................        358         975         861           362        154
 Interest expense........................................     (2,161)     (2,308)     (2,114)         (462)      (512)
                                                             -------     -------     -------        ------     ------
Income (loss) from combined companies
 before taxes and minority interests.....................      3,963       7,098       5,366         1,106       (829)
                                                             -------     -------     -------        ------     ------
Provision for income taxes...............................        (42)        (40)        (48)           --         (1)
Minority interest in combined company....................       (576)       (314)         70           173         59
                                                             -------     -------     -------        ------     ------
Income (loss) from combined companies....................      3,345       6,744       5,388         1,279       (771)
Equity interest in partnership loss......................        (86)       (320)       (381)          (95)       (78)
                                                             -------     -------     -------        ------     ------
Net income (loss)........................................    $ 3,259     $ 6,424     $ 5,007        $1,184     $ (849)
                                                             =======     =======     =======        ======     ======

    The accompanying notes are an integral part of these combined financial statements.

                          BUTTERFIELD & BUTTERFIELD
                              GROUP OF COMPANIES

                      COMBINED STATEMENT OF GROUP EQUITY
                                (in thousands)


                                                                                       Additional                       Total
                                                                           Members'     Paid-in      Accumulated        Group
                                                       Shares     Amount   Equity       Capital        Deficit         Equity
                                                      ---------   ------   --------    ----------   -------------     ---------
Balance, December 31, 1996...........................     4,752     $4      $ 9,809       $  914        $(5,752)        $ 4,975
 Capital contributions from stockholders/members.....         -      -          488          150              -             638
 Distributions to stockholders/members...............         -      -            -            -         (4,556)         (4,556)
 Net income..........................................         -      -            -            -          6,424           6,424
                                                      ---------     --      -------       ------        -------         -------
Balance, December 31, 1997...........................     4,752      4       10,297        1,064         (3,884)          7,481
 Capital contributions from stockholders/members.....         -      -        5,323          300              -           5,623
 Distributions to stockholders/members...............         -      -            -            -         (3,228)         (3,228)
 Net income..........................................         -      -            -            -          5,007           5,007
                                                      ---------     --      -------       ------        -------         -------
Balance, December 31, 1998...........................     4,752      4       15,620        1,364         (2,105)         14,883
 Distributions to stockholders/members (unaudited)...         -      -            -            -         (1,323)         (1,323)
 Net loss (unaudited)................................         -      -            -            -           (849)           (849)
                                                      ---------     --      -------       ------        -------         -------
Balance, March 31, 1999 (unaudited)..................     4,752     $4      $15,620       $1,364        $(4,277)        $12,711
                                                      =========     ==      =======       ======        =======         =======

    The accompanying notes are an integral part of these combined financial statements.

                          BUTTERFIELD & BUTTERFIELD
                              GROUP OF COMPANIES

                       COMBINED STATEMENT OF CASH FLOWS
                                (in thousands)

                                                                                             Three Months Ended
                                                              Year Ended December 31,            March 31,
                                                            ----------------------------   ----------------------
                                                             1996      1997       1998        1998         1999
                                                            -------   -------   --------   ----------    --------
                                                                                                 (unaudited)
Cash flows from operating activities:
 Net income (loss)                                           $3,259    $6,424   $ 5,007        $1,184    $  (849)
 Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation and amortization..........................     1,188     1,269     1,486           416        372
  Allowance for doubtful accounts........................        --        30        54            --         91
  (Gain)/Loss sale of property and equipment.............       190        --      (333)         (200)        --
  Loss on impairment of asset held for sale..............        --        --       200            --        100
  Minority interest in deficit of combined companies.....        86        24       764           708         78
  Net change in equity interest in partnerships .........       576      (146)   (4,025)           36         (2)
  Changes in assets and liabilities:
   Accounts receivable and advances......................     3,904      (167)      311          (367)       (66)
   Inventories...........................................        46    (1,414)      712          (254)       812
   Other assets..........................................       111       981        45           758        231
   Accounts payable......................................      (375)      151       887           (89)       152
   Accrued expenses......................................      (304)     (168)     (455)         (870)        13
   Accrued compensation and benefits.....................       113       707      (276)           (4)      (346)
   Payable to consignors.................................     1,038     2,555    (5,181)       (8,015)    (2,075)
   Accrued environmental and seismic costs...............       750        --       200            --         --
                                                             ------    ------   -------        ------    -------
  Net cash provided by (used in) operating activities....    10,582    10,246      (604)       (6,697)    (1,489)
                                                             ------    ------   -------        ------    -------
Cash flows from investing activities:
 Purchase of property and equipment......................    (1,228)   (2,168)   (3,338)         (197)      (688)
 Purchase of intangible assets...........................       (36)     (141)   (1,248)          (34)        --
 Proceeds from sale of property and equipment............     1,051        --     1,274           390         --
 Related party advances/repayments.......................    (1,369)       --        --            --         --
 Payments on notes receivable............................        32       145       109            27         27
                                                             ------    ------   -------        ------    -------
  Net cash provided by (used in) investing activities....    (1,550)   (2,164)   (3,203)          186       (661)
                                                             ------    ------   -------        ------    -------
Cash flows from financing activities:
 Net borrowings (repayments) on line of credit...........    (2,375)    1,990     1,001          (400)      (394)
 Net borrowings (repayments) on notes payable............    (3,876)     (960)   (2,385)       (2,048)      (223)
 Contributions from stockholders.........................       467       638     5,623         1,292         --
 Distributions to stockholders...........................    (2,107)   (4,556)   (3,228)       (1,160)    (1,323)
                                                             ------    ------   -------        ------    -------
  Net cash used in financing activities..................    (7,891)   (2,888)   (1,011)       (2,316)    (1,940)
                                                             ------    ------   -------        ------    -------
Net increase (decrease) in cash and cash equivalents.....     1,141     5,194    (2,796)       (8,827)    (4,090)
Cash and cash equivalents, beginning of period...........     1,413     2,554     7,748         7,748      4,952
                                                             ------    ------   -------        ------    -------
Cash and cash equivalents, end of period.................    $2,554    $7,748   $ 4,952        (1,079)   $   862
                                                             ======    ======   =======        ======    =======

Supplemental disclosures:
 Cash paid for interest..................................    $2,077    $1,830   $ 1,633           462    $   513
 Cash paid for income taxes..............................    $    2    $   70   $    45            --          1
Non-cash investing and financing activities:

 Building and inventory obtained in connection with
  foreclosure............................................    $   --    $1,510   $   751        $   --    $    --
 Notes and accounts payable assumed in connection with
  foreclosure............................................    $   --    $  695   $    --        $   --    $    --

 Receivables canceled in connection with foreclosure.....        --       815       500            --         --
 Land and building transferred in exchange for
 assumption of debt......................................        --        --       835            --         --

    The accompanying notes are an integral part of these combined financial statements.

                          BUTTERFIELD & BUTTERFIELD
                              GROUP OF COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                     (in thousands except share amounts)

Note 1--The Group and Summary of Significant Accounting Policies:

    Butterfield & Butterfield

    The Group Companies and Basis of Presentation

     The accompanying combined financial statements include the accounts of Butterfield & Butterfield Auctioneers Corp. and all affiliated entities under common control including; Butterfield Credit Corporation Inc., 111 Potrero, LLC and HBJ Partners, LLC. (collectively the "Group" or "Group Companies"). All intercompany accounts and transactions have been eliminated in the preparation of these combined statements.

     Butterfield & Butterfield Auctioneers Corp. ("B&B") - B&B was established in 1865, incorporated in California in July 1970 and reincorporated in the state of Delaware in March 1999. B&B conducts auctions and performs appraisal services of fine art, jewelry, antiques and wine primarily in San Francisco, Los Angeles and Chicago.

     Butterfield Credit Corporation Inc. ("BCCI") - BCCI is a wholly-owned subsidiary of B&B and is incorporated in California. BCCI operates as a financing corporation whose sole purpose is serving B&B's clients.

     111 Potrero Partners, LLC - ("111 Potrero") - 111 Potrero is a limited liability corporation organized in May 1996. 111 Potrero owns several commercial properties located in San Francisco and Los Angeles, which are currently occupied by B&B and third parties.

     HBJ Partners, LLC - ("HBJ") - HBJ is a limited liability corporation organized in California in September 1996. HBJ owns several commercial properties located in San Francisco, which are currently occupied by B&B and third parties. HBJ also has general partnership interests in 111 Santa Fe Avenue Partners, 2959 Victoria Street Partners and 6700 Cherry Avenue Partners. Ownership interests in the above partnerships were 58%, 60% and 38%, respectively.

    Investment in general partnerships
     Interests in general partnerships in which the Group owns more than 50 percent ownership and exerts control are reported under the consolidation method of accounting; the combined accounts include 100 percent of the assets and liabilities of these general partnerships and the ownership interests of minority investors are recorded as "Minority interest in combined companies". Investments in general partnerships in which the Group owns more than 20 percent are accounted for by the equity method of accounting and are recorded as "Investment in partnerships".

    Use of estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and cash equivalents
     The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

    Concentration of credit risk
     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions that management believes are of high credit quality. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. During the years ended December 31, 1996, 1997 and 1998, and the periods ended March 31, 1998 (unaudited) and 1999 (unaudited) respectively, one customer accounted for 13.3%, 11.4%, 11.5%, 14.8% (unaudited) and 13.2% (unaudited), respectively of net revenues. No other customer accounted for more than 10% of net revenues or net accounts receivable.

    Fair value of financial instruments
     The Company's financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and debt are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

    Inventory
     Inventory generally consists of objects obtained as a result of the auction process or of goods purchased specifically for resale. Inventory is valued at the lower of cost, specifically identified, or estimated net realizable value.

    Property and equipment
     Property and equipment are stated at historical cost. Depreciation and amortization are computed using the straight-line method and accelerated methods over the estimated useful lives of the related assets, ranging from three years for computer equipment to 31.5 years for buildings.

    Intangible assets
     Goodwill and other intangible assets resulting from the acquisition of Dunnings Auction Services, Inc. in June 1998 were estimated by management to be primarily associated with a covenant not to compete and goodwill and are being amortized over their estimated useful lives of five and 15 years, respectively.

    Impairment of long-lived assets
     The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the fair value as estimated by management based on appraisals, current market value, comparable sales values and the estimated undiscounted future cash flows attributable to such assets.

   Environmental expenditures
     Environmental expenditures that relate to current operations are charged to expense or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and that do not contribute to current or future revenue generation, are charged to expense. Liabilities are recorded when environmental assessments are made and remediation obligations are probable and the costs can be reasonably estimated. The timing of these accruals is generally no later than the completion of feasibility studies.

     HBJ and 111 Potrero own or control numerous real estate properties that are either used in the auction business or leased to unrelated parties for various commercial applications. Certain environmental and structural deficiencies have been identified in the past for which the Company has remediation responsibility. The amount accrued to correct these matters are based upon estimates developed in preliminary studies by external consultants. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that as additional information is obtained, the amounts accrued for these matters may be revised in future periods.

    Revenue recognition
     Auction revenues are derived primarily from auction commissions and fees from sale of property through the auction process. Revenue from these sources are recognized at the date the related auction is concluded. Services revenues are derived from financial, appraisal and other related services which are recognized as such services are rendered.

    Advertising expense
     The Group Companies incur advertising expenses primarily related to the distribution of catalogues and advertising for specific auction events. Advertising expenses are recognized in accordance with Statement of Position ("SOP") 93-7 "Reporting on Advertising Costs." As such, the Group expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Advertising expenses totaled $926, $868, $1,337, $197 (unaudited) and $289 (unaudited) during the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999, respectively.

    Income taxes
     For all periods presented in these combined financial statements, B&B and BCCI have elected to be taxed as "S" Corporations and therefore, their respective taxable income or loss have been reported on the shareholders' individual tax returns. As limited liability corporations, 111 Potrero's and HBJ's taxable income or loss have also been reported on the members, individual income tax returns. Accordingly the provison for income taxes is comprised solely of the California state franchise tax applicable to S Corporations.

    Unaudited interim financial information
     The accompanying interim combined financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, are unaudited. The unaudited interim combined financial statements have been prepared on the same basis as the annual combined financial statements, and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Group Companies' financial position, results of operations and cash flows as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The financial data and other information disclosed in these notes to the combined financial statements related to these period are unaudited. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

    Comprehensive income
     Effective January 1, 1998, the Group Companies adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes the standard for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Group Companies have not had any transactions that are required to be reported in comprehensive income.

    Recent accounting pronouncements
     In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective January 1, 1999 and the Group Companies do not expect its adoption to have a material effect on their combined results of operations, financial position or cash flows.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivatives and Hedging Activities." SFAS No. 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Group Companies will adopt SFAS No. 133 in July 2000 and have not assessed the impact of adoption on their combined results of operations, financial position or cash flows.

2.   Balance Sheet Components

                                                                            December 31,
                                                                          ---------------                 March 31,
                                                                       1997               1998               1999
                                                                    ----------         ----------      --------------
                                                                                                         (unaudited)
Accounts receivable and advances, net:
Auction receivables...........................................        $5,498             $5,203             $4,307
Consignor advances............................................         1,358              1,342              2,304
Less: Allowance for doubtful accounts -- auction receivables..          (268)              (314)              (474)
Less: Allowance for doubtful accounts -- consignor advances...          (187)              (195)              (126)
                                                                      ------             ------             ------
                                                                      $6,401             $6,036             $6,011
                                                                      ======             ======             ======
Property and equipment, net:
Land and buildings............................................       $34,043           $ 37,359           $ 37,945
Computer equipment............................................         1,658              1,821              1,885
Furniture, fixtures and equipment.............................           421                543                590
Leasehold improvements........................................         2,154              2,199              2,234
Automobiles...................................................           244                367                383
Construction in progress......................................            --                189                 --
                                                                     -------           --------           --------
                                                                      38,520             42,478             43,037
Less: accumulated depreciation................................        (9,084)           (10,512)           (10,740)
                                                                     -------           --------           --------
                                                                     $29,436           $ 31,966           $ 32,297
                                                                     =======           ========           ========

3. Borrowings

                                                            Decmeber 31,          March 31,
                                                          1997         1998         1999
                                                      -----------  ----------  --------------
                                                                                 (unaudited)
Revolving line of credit, prime rate ................   $ 1,990      $ 2,991      $ 2,597
Mortgage notes, prime plus 1%,
  due September 31, 2002 ............................     2,013        1,905        1,878
Mortgage notes, LIBOR plus 1.75%,
  due July 15 2001 ..................................     3,067        3,638        3,600
Mortgage notes, 8.255%,
  due May 15, 2000 ..................................    12,407       12,249       12,111
10.5% loan on foreclosed property
  due October 2010 ..................................       663          618          606
8.5% loan in connection with Dunnings acquisition
  due June 30, 2000 .................................        -           500          500
Related party 10% demand note .......................     1,710           -            -
Demand note payable, prime rate .....................       100           -            -
                                                        ----------------------------------
  Subtotal ..........................................    21,950       21,901       21,284
Less current portion ................................    (6,282)      (3,790)      (3,396)
                                                        ----------------------------------
                                                        $15,668      $18,111      $17,888
                                                        ==================================

     At December 31, 1997, HBJ maintained a revolving line of credit with a bank that provided for borrowings of up to $2,000 and is personally guaranteed by the members. Effective August 1, 1998, the agreement was amended to increase the amount available to $4,500. The line of credit accrues interest on outstanding borrowings at a rate equal to the bank's prime rate (8.5% and 7.75% at December 31, 1997 and 1998, respectively).

     B&B and BCCI each maintain a $3,000 bank line of credit which expire on July 31, 1999 and are each guaranteed by the other party. There were no outstanding balances at December 31, 1997, 1998 and at March 31, 1999 (unaudited). The lines of credit require compliance with certain financial covenants and annual profitability. The Companies were in compliance with these covenants at December 31, 1998 and March 31, 1999 (unaudited). Interest is generally charged at the Bank's prime rate (8.0% at December 31, 1998) less
 .25%. However, the Company has the option to select from variations of the London Interbank Offered Rate (LIBOR) 5.59% at December 31, 1998) plus 2% for all or a portion of the outstanding balance for a predetermined loan term of 30 days to one year.

     The mortgage notes outstanding are on property owned by the real estate general partnerships and are personally guaranteed by the general partners. The notes have variable interest rates ranging from 7.34% to 8.75% at December 31, 1998 and are secured by certain land, buildings and improvements. The notes are repayable in equal monthly installments over six to ten year terms, with final installments consisting of all remaining unpaid principal and accrued interest at the end of the term.

     During 1997, B&B foreclosed on secured receivables totaling $815 and assumed a related note payable for $668, plus unpaid property taxes of $27. The property received in the foreclosure consisted of inventory with estimated value of $150 and real property recorded at the remaining value of consideration given of $1,360, which approximates its fair value. The real property has been classified as asset held for sale on the accompanying combined balance sheet, because B&B has not used the property in its business operations and has actively listed the property for sale since the foreclosure date. The related loan bears interest at a fixed rate of 10.5% and is due in monthly principal and interest installments of $9.

     In connection with the purchase of Dunnings Auction Services, Inc., ("Dunnings") (see Note 9), the Company assumed a note payable to the prior owners in the original amount of $500. The note carries interest at 8.5%, and is due in two approximately equal installments on June 30, 1999 and 2000.

     In July 1993, an affiliate of HBJ entered into a note payable from a general partner for $1,800. The note was payable on demand and accrued interest at an annual rate of 10%. During the first quarter of 1998, the Company paid off the note in full.

     Notes payable consist of one demand note payable to an individual totaling $100 at December 31, 1997 with an interest rate of prime and was repaid during 1998.

     Minimum annual repayments on these notes at December 31, 1998 are as follows:


     Year ending
     December 31,

     1999...............................  $  4,319
     2000...............................    12,210
     2001...............................     3,479
     2002...............................     1,618
     2003...............................        48
     Thereafter.........................       227
                                           -------
                                           $21,901
                                           =======

     Interest expense for all obligations for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 totaled $2,161, $2,308, $2,114, $462 (unaudited) and $512 (unaudited), respectively.

4.   Leasing Arrangements

     HBJ and underlying general partnerships and 111 Potrero's leasing operations consist principally of the leasing of certain land and buildings. These leases are classified as operating leases that expire at various intervals between 1999 and 2010. Certain of these leases contain renewal options and have escalation clauses tied to changes in CPI. Under the terms of the leases, the tenants are generally responsible for the payment of property taxes, insurance and maintenance costs related to the leased property.

     B&B leases space from HBJ and 111 Potrero at market rates. These lease arrangements have been eliminated in consolidation.

Property on Operating Leases and Property Held for Lease

     The following schedule provides an analysis of the Company's investment in property use under operating leases and property held for lease by major classes:

                                             December 31,
                                             1997    1998
                                           ------- --------
     Land................................. $ 6,956  $ 7,265
     Building.............................   7,133    8,581
     Improvements.........................   8,535    9,672
     Other................................      37       37
                                           -------  -------
                                            22,661   25,555

     Less: Accumulated depreciation.......  (3,751)  (4,249)
                                           -------  -------
                                           $18,910  $21,306
                                           =======  =======

     The following is a schedule by year of minimum future rental income on noncancellable operating leases as of December 31, 1998:


     Year ending
     December 31
     1999.........................................  $ 3,960
     2000.........................................    3,964
     2001.........................................    3,967
     2001.........................................    3,837
     2002.........................................    3,841
     Thereafter...................................   21,110
                                                    -------
     Total minimum future rentals.................  $40,679
                                                    =======

5.   Sale of Real Estate Properties

     During 1998, the partners of 131 North Gilbert Avenue Partners, including HBJ a 63.3% holder, sold the property to an unrelated party for $2,450 in cash and recognized a gain on the transaction of $200. In August, HBJ also sold the Parthenia property for $865 in cash and recognized a gain of $133.

6.   Employee Benefit Plans

     The Company has a defined savings contribution plan that covers employees after one year of service. Under the Plan, participants may elect to contribute up to 15% of their compensation, up to a maximum amount allowable under IRS regulations on a pre-tax basis. In addition, the Company may contribute to the plan up to 25% of the first 2% of each participant's compensation in an amount determined annually by the Board of Directors. The Company's contributions amounted to $14, $11, $20 and $5 (unaudited) for the years ended December 31, 1996, 1997, 1998 and for the three month ended March 31, 1999, respectively.

7.   Commitments and Contingencies

    Operating leases
     The Group leases office and warehouse space and equipment under noncancelable operating leases with varying expiration dates through the year 2005. Rent expense for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, totaled $5, $5, $58, $1 (unaudited) and $27 (unaudited), respectively.

     Future minimum annual lease payments for noncancelable operating leases are not material.

     Employment Agreement
      In connection with the Dunnings purchase (see Note 9), the Group Companies entered into employment agreement with a former owner of Dunnings. Under the agreement, the Group Companies shall continue base salary payments of $175 annually through the November 2001 expiration date in the event of the employee's death or termination with or without cause. Payments shall cease upon resignation or termination with cause.

8.   Acquisition

     Effective June 30, 1998, the Group Companies acquired all net assets of Dunning Auction Services, Inc., an auction house located in Elgin, Illinois. The acquistion has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the date of acquisition.

     The total purchase price of $750 consisted of $250 in cash and the assumption of $500 in debt. Of the total purchase price, $100 was allocated to an agreement not to compete and the excess was allocated to goodwill.

     The results of operations are included in the combined financial statements commencing on July 1, 1998. The pro forma results of operations to present what the results would have been had the acquisitions actually taken place at the beginning of the respective periods presented did not result in a material difference from the reported results of operations.

9.  Operating Segment Reporting

     Effective January 1, 1998, the Group Companies adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes the standards for reporting information about operating segments in annual financial statements and requires that certain selected information about operating segments be reported in interim financial reports. It also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief decision-maker in order to allocate resources and in assessing performance.

     The Group Companies have identified two primary operating segments: auction services and real estate. The auction services segment consists of the operations of B&B and BCCI. The real estate segment consists of the HBJ, 111 Potrero and the various general partnership interests. All segments conducted their operations solely in the United States.

     Segment selection was based upon the internal organization structure, the manner in which these operations are managed and their performance evaluated by management, the availability of separate financial information, and overall materiality considerations. The operating information for the two segments identified are as follows:

                                                        Auction
                                                        Services        Real Estate      Total
                                                    ---------------  ----------------  ----------
March 31, 1999 (unaudited)
 Net revenues:
  Net revenues from external customers..........        $  5,183        $ 1,057         $  6,240
  Intersegment net revenues.....................             168            447              615
                                                    ---------------  ----------------  ----------
    Total segment net revenues..................           5,351          1,504            6,855

Income:
  Income before taxes...........................          (1,506)           736             (770)
  Provision for income taxes....................              (1)             -               (1)
  Minority interest.............................               -            (78)             (78)
                                                    ---------------  ----------------  ----------
  Net income....................................          (1,507)           658             (849)

Other disclosuress:
  Depreciation and amortization.................            (167)          (205)            (372)
  Interest income...............................             111             43              154
  Interest expense..............................             (98)          (414)            (512)
  Capital expenditures..........................            (517)            (2)            (519)
  Unconsolidated affiliates:
    Equity in income/loss.......................               -             59               59
    Investment in...............................               -            928              928
  Total assets at year-end......................          14,845         31,814           46,659

                                                        Auction
                                                        Services        Real Estate      Total
                                                    ---------------  ----------------  ----------
Year ended December 31, 1998
  Net revenues:
  Net revenues from external customers..........        $ 24,026        $ 4,486         $ 28,512
  Intersegment net revenues.....................           1,237          1,422            2,659
                                                    ---------------  ----------------  ----------
    Total segment net revenues..................          25,263          5,908           31,171

Income:
  Income before taxes...........................           2,578          2,858            5,436
  Minority interest.............................               -           (381)            (381)
  Provision for income taxes....................             (48)             -              (48)
                                                    ---------------  ----------------  ----------
  Net income....................................           2,530          2,477            5,007

Other disclosures:
  Depreciation and amortization.................             619            867            1,486
  Interest income...............................             374            410              784
  Interest expense..............................             481          1,633            2,114
  Capital expenditures..........................             638          4,166            4,804
  Unconsolidated affiliates:
    Equity in income/loss.......................               -            (70)             (70)
    Investment in...............................               -            928              928
  Total assets at year-end......................          17,483         34,143           51,626

                                                        Auction
                                                        Services        Real Estate     Total
                                                    ---------------  ----------------  ----------
Year ended December 31, 1997
 Net revenues:
  Net revenues from external customers..........        $ 23,806        $ 4,300         $ 28,106
  Intersegment net revenues.....................             628          1,684            2,312
                                                    ---------------  ----------------  ----------
    Total segment net revenues..................          24,434          5,984           30,418

Income:
  Income before taxes...........................           4,223          2,561            6,784
  Minority interest.............................               -           (320)            (320)
  Provision for income taxes....................             (40)             -              (40)
                                                    ---------------  ----------------  ----------
  Net income....................................           4,183          2,241            6,424

Other disclosures:
  Depreciation and amortization.................             491            778            1,269
  Interest income...............................             792            183              975
  Interest expense..............................             606          1,702            2,308
  Capital expenditures..........................             478          2,516            2,994
  Unconsolidated affiliates:
    Equity in income/loss.......................               -           (314)            (314)
    Investment in...............................               -         (3,099)          (3,099)
  Total assets at year-end......................          20,223         31,210           51,433

                                                        Auction
                                                        Services        Real Estate      Total
                                                    ---------------  ----------------  ----------
Year ended December 31, 1996
 Net revenues:
  Net revenues from external customers..........        $ 20,027        $ 3,892         $ 23,919
  Intersegment net revenues.....................             664          1,596            2,260
                                                    ---------------  ----------------  ----------
    Total segment net revenues..................          20,691          5,488           26,179

Income:
  Income before taxes...........................           2,632            755            3,387
  Minority interest.............................               -            (86)             (86)
  Provision for income taxes....................             (42)             -              (42)
                                                    ---------------  ----------------  ----------
  Net income....................................           2,590            669            3,259

Other disclosures:
  Depreciation and amortization.................             536            652            1,188
  Loss on sale of asset.........................               -            340              340
  Interest income...............................             698              -              698
  Interest expense..............................             485          1,676            2,161
  Capital expenditures..........................             520            708            1,228
  Unconsolidated affiliates:
    Equity in income/loss.......................               -           (576)            (576)
    Investment in...............................               -         (3,245)          (3,245)
  Total assets at year-end......................          14,965         29,114           44,079

10.  Subsequent Events

     Initial Public Offering Withdrawn

     In April 1999, B&B withdrew its registration statement for its initial public offering. Accordingly, in the second quarter of 1999, the Company will record a charge of approximately $2.6 million related to the costs of the withdrawn offering. Of these costs, approximately $202 (unaudited) was included in prepaid assets at March 31, 1999.

     Acquisition by eBay Inc.

     On May 28, 1999, eBay Inc. acquired all of the outstanding equity interests of the Group Companies at which time they each became wholly-owned subsidiaries of eBay Inc.

                                      -11-